Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner	Victor R. Santoro
	President and Chief Executive	Executive Vice President and
	Officer	Chief Financial Officer
	120 Wilshire Boulevard	120 Wilshire Boulevard
	Santa Monica, CA 90401	Santa Monica, CA 90401
Phone:	310-458-1521 x 271	310-458-1521 x 288
Fax:	310-451-4555	310-451- 4555

FOR IMMEDIATE RELEASE

APRIL 17, 2006

FIRST COMMUNITY BANCORP ANNOUNCES RECORD EARNINGS FOR THE FIRST QUARTER OF 2006

—Net Earnings for the First Quarter 2006 Totaled $17.4 million, Up 70% and 14%
Over the First and Fourth Quarters of 2005—

—First Quarter 2006 Diluted EPS of $0.88 per Share, Up 40% and 5% Over the First
and Fourth Quarters of 2005-

—First Quarter of 2006 Net Interest Margin of 6.82%—

Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) today announced net earnings for the quarter ended March 31, 2006, of $17.4 million, or $0.88 per diluted share, compared to net earnings of $10.3 million, or $0.63 per diluted share, for the quarter ended March 31, 2005.  The increase in net earnings compared to last year resulted primarily from increased net interest income due to acquisitions and organic loan growth and net interest margin expansion. This also compares to the fourth quarter 2005 net earnings of $15.3 million, or $0.84 per diluted share.  The increases over the fourth quarter of 2005 are due mostly to increased net interest income from average loan growth.

We closed our acquisition of Cedars Bank on January 4, 2006, which added approximately $488.9 million in assets.  Although the Cedars acquisition was an all-cash transaction, we sold 1,891,000 shares of common stock at the end of January for net proceeds of approximately $109.5 million in order to augment regulatory capital.

The comparability of financial information is affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  In addition to the Cedars acquisition, during 2005 we acquired First American Bank and Pacific

Liberty Bank in August and October, respectively, which together added $469.2 million in assets.

Matt Wagner, President and Chief Executive Officer, stated, “We made significant accomplishments during the first quarter.  We closed the Cedars acquisition in early January and fully integrated its people, processes, and systems.  At the end of January, we sold $109.5 million in common stock to provide regulatory capital to support the Cedars transaction.  Our interest-sensitive loan portfolio coupled with the phase-out of higher cost deposits from the Cedars and prior acquisitions enabled us to achieve a net interest margin of 6.82%, only 3 basis points less than the 6.85% we posted in the fourth quarter of 2005.  And lastly, we continue to be pleased with our credit quality.  The combination of these items led to record profitability for the first quarter of 2006.”  Mr. Wagner continued, “We look forward to closing the Foothill acquisition during the second quarter.  With this acquisition, we’ll have approximately $4.5 billion in assets and a significant presence in the Inland Empire.”

Vic Santoro, Executive Vice President and Chief Financial Officer, also commented, “We are very pleased with the first quarter results.  Our prompt integration of Cedars Bank and continued focus on expense control helped to reduce our efficiency ratio to 47.2% for the quarter.  The common stock sold at the end of January increased our tangible equity to $234.0 million or 7.16% of tangible assets.  We expect that tangible equity will be increased further upon the closing of the Foothill acquisition, which is an all-stock transaction.”

FIRST QUARTER RESULTS

Dollars in millions, except per share data	First Quarter 2006	First Quarter 2005	% Change	Fourth Quarter 2005	% Change

Net Earnings	$17.40 *	$10.26	69.6%	$15.29	13.8%
Diluted Earnings Per Share	$0.88 *	$0.63	39.7%	$0.84	4.8%
Return on Average Assets (ROA)	1.91%	1.45%	31.7%	1.87%	2.1
Return on Average Equity (ROE)	12.2%	11.0%	10.9%	12.5%	(2.4)%
Net Interest Margin	6.82%	5.97%	14.2%	6.85%	(0.4)%
Efficiency Ratio	47.2%	53.6%	(11.9)%	48.3%	(2.3)%

* Includes $142,000 of additional net earnings, or less than $0.01 per diluted share, related to the accounting change described below.

The increases in net earnings, ROA and ROE and the improvement in the efficiency ratio for the first quarter of 2006 compared to the first quarter of 2005 were due primarily to increases in our net interest margin and in our average loans. Average loans increased from a combination of organic growth and acquisitions.  The increase in net earnings and improvement in our efficiency ratio for the first quarter of 2006 compared to the fourth quarter of 2005 were due mainly to increased net interest income driven by average loan growth.

Net earnings for the fourth quarter of 2005 included an expense for a pending legal settlement related to certain previously disclosed litigation in the amount of $450,000 after tax ($775,000 pretax).  There was no such expense in the first quarter of 2006.

BALANCE SHEET GROWTH

Loans, net of deferred fees and costs, increased $355.4 million, including $360.8 million of acquired loans, to $2.8 billion at March 31, 2006, from year end 2005.  Deposits increased $238.9 million to $2.6 billion at March 31, 2006, from year end 2005.  During the first quarter of 2006, we acquired $361.4 million in deposits through the Cedars acquisition. Demand deposits totaled $1.2 billion at March 31, 2006, and represented 45% of total deposits at that date.  Loan demand in excess of deposit growth was funded by additional borrowings from the Federal Home Loan Bank.

NET INTEREST INCOME CONTINUES TO INCREASE

Net interest income increased to $52.0 million for the first quarter of 2006 compared to $35.6 million for the same period of 2005 and $46.9 million for the fourth quarter of 2005. The increases compared to the first quarter of 2005 and the prior quarter were mainly a result of increased interest income from higher loan yields and our loan growth, offset partially by higher interest expense.  Average earning assets increased $671.2 million to $3.1 billion for the first quarter of 2006 when compared to the same period for 2005, including an increase of $733.8 million in average loans.  These increases resulted from acquisitions and organic growth.  Average earning assets increased $374.9 million, including a $412.0 million increase in average loans, for the first quarter of 2006 when compared to the fourth quarter of 2005 due largely to the Cedars acquisition.  In addition, increases in our prime lending rate and loan repricings in response to market interest rate changes caused our loan yield to increase.  Interest expense increased $5.6 million for the first quarter of 2006 compared to the first quarter of 2005 due mostly to an increase in our total funding sources as well as the cost of such funds.

NET INTEREST MARGIN

Our net interest margin for the first quarter of 2006 was 6.82%, an increase of 85 basis points when compared to the same period of 2005 and a decrease of 3 basis points when compared to the fourth quarter of 2005. Yields on average earning assets were 8.16% and 6.75% for the first quarters of 2006 and 2005, respectively, and 7.85% for the fourth quarter of 2005. The yield on average loans was 8.55% and 7.30% for the first quarters of 2006 and 2005, and 8.35% for the fourth quarter of 2005.  The increase in the net interest margin in the first quarter of 2006 over the same period of 2005 is due mainly to the increase in our prime lending rate in response to the gradual rise in market interest rates, offset in part by increased funding costs. The decrease in the net interest margin in the first quarter of 2006 over the fourth quarter of 2005 is due mainly to the impact of the mix and rate structure of the deposits acquired in the Cedars acquisition and increased borrowings to fund loans, offset by the increase in loan yield.

The average cost of deposits was 0.83% for the first quarter of 2006 compared to 0.36% and 0.58% for the first and fourth quarters of 2005. The increased deposit cost in the first quarter of 2006 compared to both the first and fourth quarters of 2005 resulted from upward adjustments made in rates offered on money market and certain time deposits as well as the impact of the deposits acquired in the Cedars acquisition.  The overall cost of interest-bearing liabilities increased to 2.28% for the first quarter of 2006 compared to 1.30% for the same period of 2005 and 1.77% for the fourth quarter of 2005.  The increase over both the first and fourth quarters of 2005 is attributed largely to the increased average borrowings used to fund both loan growth and deposit flows, as well as the repricing of such borrowings in the higher interest rate environment.

NONINTEREST INCOME INCREASED

Noninterest income for the first quarter of 2006 totaled $3.7 million compared to $3.5 million earned in each of the first and fourth quarters of 2005.  The increases in noninterest income result largely from increased commissions and fees for both loan and deposit related services as loan and deposit balances have increased.  The Cedars acquisition added $95,000 of merchant discount fees related to the merchant card portfolio acquired.  As we expect to sell this portfolio, merchant discount fee income is expected to decline in future periods.

NONINTEREST EXPENSE ITEMS

Noninterest expense for the first quarter of 2006 totaled $26.2 million compared to $21.0 million and $24.4 million for the first and fourth quarters of 2005. The increase compared to the first quarter of 2005 relates mostly to increased compensation expense which is a result of additional staff added through our acquisitions, pay rate increases, and increased incentive compensation accruals and employee benefits costs.  Occupancy costs increased due to additional office locations added by acquisitions and most other general operating expenses increased due to the three acquisitions completed since August 2005.

The increase compared to the fourth quarter of 2005 is due mainly to increased compensation and occupancy costs due to the impact of the Cedars acquisition and increased professional fees.  Most other expenses generally increased due to the Cedars acquisition.  These increases were offset by a decline in other noninterest expense.  Other noninterest expense for the fourth quarter of 2005 included an expense of $775,000 in connection with the pending settlement for an ongoing legal matter; there was no such expense in the first quarter of 2006.

Noninterest expense includes amortization of restricted and performance stock, which is included in compensation, and intangible asset amortization.  Restricted and performance stock amortization totaled $1.6 million for the first quarter of 2006 compared to $1.0 million and $1.2 million for the first and fourth quarters of 2005.  The increase compared to the prior quarters resulted largely from new awards made during the first quarter of 2006.  Amortization expense for all restricted and performance stock awards is estimated to be $6.7 million for 2006.  Intangible asset amortization increased from the fourth quarter of 2005 to the first quarter of 2006 by approximately $83,000 to $1.1 million.  This increase resulted from additional amortization related to the Cedars acquisition offset by declines in amortization related to previous acquisitions.  Intangible asset amortization is estimated to be $4.6 million for 2006, excluding any effect from the announced Foothill acquisition.  The 2006 estimates of both restricted and performance stock award expense and intangible asset amortization are subject to change.

CREDIT QUALITY

Nonaccrual loans increased to $11.5 million, or 0.41% of loans, net of deferred fees and costs, at March 31, 2006, from $8.4 million, or 0.34% of loans net of deferred fees and costs, at December 31, 2005.  The majority of this increase is represented by four collateralized credits which we believe are adequately secured and have appropriate reserves.

We made a provision for credit losses of $100,000 during the first quarter of 2006 in response to increased nonaccrual loans and, to a lesser extent, for increased average loan balances.  The allowance for credit losses as a percentage of total loans, net of deferred fees and costs, was 1.34% at both March 31, 2006 and December 31, 2005.  The allowance for credit losses to nonaccrual loans decreased to 328.8% as of March 31, 2006 compared to 391.5% as of December 31, 2005.  The allowance for total credit losses totaled $37.9 million at March 31, 2006, and was comprised of the allowance for loan losses of $31.5 million and the reserve for unfunded loan commitments of $6.4 million.

ACCOUNTING CHANGE

On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“SFAS 123R”).  As permitted under formerly effective accounting rules, we did not consider estimated forfeitures of stock awards during periods prior to January 1, 2006, and recognized the effect of forfeitures as they occurred.  As required by SFAS 123R, we recognized the cumulative effect of estimated forfeitures for unvested restricted stock awards as of December 31, 2005, by increasing our first quarter of 2006 earnings by $242,000.  The after tax effect of this adjustment was to increase net earnings by $142,000, or less than $0.01 per diluted share.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

First Community and its wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank, each remained well capitalized at March 31, 2006.  Regulatory capital ratios for the Banks and the consolidated company are as follows:

	Pacific	First	Consolidated
	Western	National	Company
Tier 1 leverage capital ratio	9.61%	13.04%	11.10%
Tier 1 risk-based capital ratio	9.59%	13.46%	11.14%
Total risked-based capital ratio	10.60%	14.71%	12.29%

ACQUISITIONS

On December 15, 2005, we announced that we had entered into a definitive agreement to acquire all of the outstanding common stock and options of Foothill Independent Bancorp, parent of Foothill Independent Bank, in exchange for First Community common stock, along with cash to existing Foothill option holders, for a total purchase price of approximately $238 million. Foothill had $798.7 million in assets at December 31, 2005, and twelve branches across Los Angeles, Riverside and San Bernardino Counties. The Foothill transaction is subject to customary conditions, including the approval of both Foothill’s and First Community’s shareholders and bank regulatory authorities, and is expected to close in the second quarter of 2006. Immediately following the completion of the acquisition, it is anticipated that Foothill Independent Bank will be merged into Pacific Western.

On January 4, 2006, we completed our previously announced acquisition of Cedars Bank.  First Community paid $120.0 million in cash for all the outstanding common stock and options of Cedars Bank.  Upon completion of the acquisition, our assets were increased by $488.9 million, and Cedars Bank was merged into Pacific Western and its branches were added to the Pacific Western branch network.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $3.7 billion in assets as of March 31, 2006, with two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank. Through the banks’ 48 full-service community banking branches, First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western has 35 branches located in Los Angeles, Orange, Riverside and San Bernardino Counties, and in San Francisco, California and First National Bank has 13 branches across San Diego County. Through its subsidiary First Community Financial, First National provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation;  revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the Company’s trust preferred securities; changes in the securities markets and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by First Community with the SEC.  The documents filed by First Community with the SEC may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

This press release does not constitute an offer to sell securities or a solicitation of an offer to buy and does not constitute solicitation material in respect of the proposed acquisition of Foothill Independent Bancorp. In connection with the proposed Foothill transaction, First Community filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that included a proxy statement-prospectus, which has been mailed to shareholders of Foothill and First Community, and other relevant documents in connection with the proposed transaction.  Shareholders of Foothill and First Community are urged to read the proxy statement-prospectus and any other relevant documents filed with the SEC because they contain important information about First Community, Foothill and the proposed Foothill transaction. The definitive proxy statement-prospectus was first mailed to shareholders of Foothill and First Community on or about March 20, 2006.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2006	2005
	(In thousands, except share data)
Assets:
Cash and due from banks	$110,334	$100,662
Federal funds sold	7,325	4,600
Total cash and cash equivalents	117,659	105,262

Interest-bearing deposits in financial institutions	1,740	90

Federal Reserve Bank and Federal Home Loan Bank stock, at cost	31,072	26,753
Securities available-for-sale	202,131	212,601
Total securities	233,203	239,354

Gross loans	2,832,886	2,476,974
Deferred fees and costs	(9,692)	(9,146)
Loans, net of deferred fees and costs	2,823,194	2,467,828
Allowance for loan losses	(31,501)	(27,303)
Net loans	2,791,693	2,440,525
Premises and equipment	20,660	19,063
Intangible assets	400,219	323,188
Cash surrender value of life insurance	55,163	56,207
Other assets	49,933	42,722
Total assets	$3,670,270	$3,226,411

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,197,179	$1,179,808
Interest-bearing deposits	1,447,109	1,225,553
Total deposits	2,644,288	2,405,361

Accrued interest payable and other liabilities	34,783	38,318
Borrowings	235,300	160,300
Subordinated debentures	121,654	121,654
Total liabilities	3,036,025	2,725,633

Shareholders’ Equity:
Common stock	522,168	400,868
Retained earnings	114,757	102,325
Accumulated other comprehensive income:
Unrealized loss on securities available-for-sale, net	(2,680)	(2,415)
Total shareholders’ equity	634,245	500,778
Total liabilities and shareholders’ equity	$3,670,270	$3,226,411

Shares outstanding (includes 672,664 shares at March 31, 2006, and 405,831 shares at December 31, 2005,underlying unvested stock awards)	20,866,200	18,346,566

Book value per share	$30.40	$27.30

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Quarters Ended:
	3/31/2006	3/31/2005	12/31/2005
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$59,949	$37,938	$51,120
Interest on time deposits in other financial institutions	15	2	—
Interest on investment securities	2,166	2,063	2,220
Interest on federal funds sold	64	251	379
Total interest income	62,194	40,254	53,719

Interest expense:
Interest expense on deposits	5,629	1,986	3,667
Interest expense on borrowings	2,163	797	849
Interest expense on subordinated debentures	2,450	1,886	2,345
Total interest expense	10,242	4,669	6,861
Net interest income before provision for credit losses	51,952	35,585	46,858
Provision for credit losses	100	800	—
Net interest income after provision for credit losses	51,852	34,785	46,858

Noninterest income:
Service charges on deposit accounts	1,559	1,704	1,511
Other commissions and fees	1,554	997	1,164
Gain on sale of loans, net	—	115	129
Loss on sale of securities, net	—	—	(45)
Increase in cash surrender value of life insurance	421	417	407
Other income	171	269	377
Total noninterest income	3,705	3,502	3,543

Noninterest expense:
Compensation	15,230	11,853	13,227
Occupancy	3,145	2,563	2,866
Furniture and equipment	761	666	740
Data processing	1,335	1,120	1,305
Other professional services	1,120	1,191	985
Business development	347	259	335
Communications	626	455	548
Insurance and assessments	472	445	426
Intangible asset amortization	1,149	813	1,066
Other	2,058	1,586	2,860
Total noninterest expense	26,243	20,951	24,358
Earnings before income taxes and effect of accounting change	29,314	17,336	26,043
Income taxes	12,053	7,074	10,751
Net earnings before cumulative effect of accounting change	$17,261	$10,262	$15,292
Cumulative effect on prior years (to December 31, 2005) of changing the method of accounting for stock-based compensation forfeitures	142	—	—
Net earnings	$17,403	$10,262	$15,292

Per share information
Number of shares (weighted average):
Basic	19,377.8	15,857.4	17,869.1
Diluted	19,673.7	16,261.8	18,189.7
Basic earnings per share:
Net earnings before accounting change	$0.89	$0.65	$0.86
Accounting change	0.01	—	—
Basic earnings per share	$0.90	$0.65	$0.86
Diluted earnings per share:
Net earnings before accounting change	$0.88	$0.63	$0.84
Accounting change (1)	—	—	—
Diluted earnings per share	$0.88	$0.63	$0.84

(1) Less than $0.01 per diluted share for the quarter ended March 31, 2006.

UNAUDITED AVERAGE BALANCE SHEETS

	Quarters Ended
	3/31/2006	3/31/2005	12/31/2005
	(Dollars in thousands)
Average Assets:
Loans, net of deferred fees and costs	$2,842,121	$2,108,348	$2,430,146
Investment securities	238,804	264,177	246,720
Federal funds sold	7,418	46,073	38,414
Interest-bearing deposits in financial institutions	1,886	401	82
Average earning assets	3,090,229	2,418,999	2,715,362
Other assets	603,267	443,205	528,606
Average total assets	$3,693,496	$2,862,204	$3,243,968

Average Liabilities and Shareholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$1,238,758	$982,202	$1,173,666
Interest-bearing deposits	1,501,782	1,231,161	1,317,663
Average deposits	2,740,540	2,213,363	2,491,329
Other interest-bearing liabilities	321,336	229,952	216,409
Other liabilities	50,893	41,332	50,710
Average liabilities	3,112,769	2,484,647	2,758,448
Average equity	580,727	377,557	485,520
Average liabilities and shareholders’ equity	$3,693,496	$2,862,204	$3,243,968

Yield Analysis:
Average earning assets	$3,090,229	$2,418,999	$2,715,362
Yield	8.16%	6.75%	7.85%
Average interest-bearing deposits	$1,501,782	$1,231,161	$1,317,663
Cost	1.52%	0.65%	1.10%
Average deposits	$2,740,540	$2,213,363	$2,491,329
Cost	0.83%	0.36%	0.58%
Average interest-bearing liabilities	$1,823,118	$4,461,113	$1,534,072
Cost	2.28%	1.30%	1.77%

Interest spread	5.88%	5.45%	6.08%
Net interest margin	6.82%	5.97%	6.85%

Average interest sensitive liabilities	$3,061,876	$2,443,315	$2,707,738
Cost	1.36%	0.77%	1.01%

LOAN CONCENTRATION
(unaudited)

	As of the Dates Indicated
	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$672,211	$639,393	$610,075	$587,716	$611,271
Real estate-construction	683,180	570,080	506,469	438,740	405,891
Commercial real estate-mortgage	1,321,657	1,117,030	1,049,745	991,556	980,612
Consumer	49,958	47,221	41,739	43,965	40,208
Foreign:
Commercial	98,152	94,930	94,402	97,672	86,504
Other	7,728	8,320	9,365	9,962	10,787
Total gross loans	2,832,886	2,476,974	2,311,795	2,169,611	2,135,273

CREDIT QUALITY MEASURES  (Unaudited)

	As of or for the:
	Quarter Ended	Year Ended	Quarter Ended
	3/31/06	12/31/05	3/31/05

Nonaccrual loans	$11,539	$8,422	$21,680
Other real estate owned	—	—	—
Total nonperforming assets	$11,539	$8,422	$21,680

Impaired loans, gross	$11,539	$8,422	$21,680
Allocated allowance for loan losses	(297)	(583)	(861)
Net investment in impaired loans	$11,242	$7,839	$20,819

Charged-off loans	$(385)	$(3,518)	$(1,018)
Recoveries	477	2,360	1,260
Net recoveries (charge-offs)	$92	$(1,158)	$242

Allowance for loan losses to loans, net of deferred fees and costs	1.12%	1.11%	1.18%
Allowance for credit losses to loans, net of deferred fees and costs	1.34%	1.34%	1.44%
Allowance for loan losses to nonaccrual loans	273.0%	324.2%	115.8%
Allowance for credit losses to nonaccrual loans	328.8%	391.5%	140.9%
Allowance for loan losses to nonperforming assets	273.0%	324.2%	115.8%
Allowance for credit losses to nonperforming assets	328.8%	391.5%	140.9%
Nonperforming assets to loans, net of deferred fees and costs, and other real estate owned	0.41%	0.34%	1.02%
Annualized net recoveries (charge-offs) to average loans	0.01%	(0.05)%	0.05%
Nonaccrual loans to loans, net of deferred fees and costs	0.41%	0.34%	1.02%

ALLOWANCE FOR CREDIT LOSSES (unaudited)

	As of or for the:
	Quarter Ended	Year Ended	Quarter Ended
	3/31/06	12/31/05	3/31/05

Balance at beginning of period	$32,971	$29,507	$29,507
Loans charged-off:
Commercial	(368)	(1,646)	(177)
Real estate – construction	—	—	—
Real estate – mortgage	—	(100)	(80)
Consumer	—	(180)	(65)
Foreign	(17)	(1,592)	(696)
Total loans charged-off	(385)	(3,518)	(1,018)

Recoveries on loans charged-off:
Commercial	377	2,106	1,216
Real estate – construction	—	—	—
Real estate – mortgage	1	11	1
Consumer	—	241	43
Foreign	99	2	—
Total recoveries on loans charged-off	477	2,360	1,260
Net recoveries (charge-offs)	92	(1,158)	242
Provision for credit losses	100	1,420	800
Additions due to acquisitions	4,774	3,202	—
Balance at end of period	$37,937	$32,971	$30,549

COMPONENTS OF ALLOWANCE FOR CREDIT LOSSES (unaudited)

	As of or for the:
	Quarter Ended	Year Ended	Quarter Ended
	3/31/06	12/31/05	3/31/05

Allowance for loan losses	$31,501	$27,303	$25,103
Reserve for unfunded loan commitments	6,436	5,668	5,446
Balance at end of period	$37,937	$32,971	$30,549